Exhibit 99.1

Cingulate Inc. Reports Third Quarter 2022 Financial Results and Provides Clinical and Business Update

Phase 3 Trial Initiation for Lead ADHD Candidate CTx-1301 in December 2022

Executed Manufacturing Agreement with Societal CDMO

2022 Psych Congress Presentation Demonstrated Ability of Anxiety Candidate CTx-2103 to Deliver a Single Administration of Triple-Release Buspirone

KANSAS CITY, Kan., November 14, 2022 — Cingulate Inc. (NASDAQ: CING), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, today announced its financial results for the quarter ended September 30, 2022 and provided a clinical and business update. Highlights include a newly executed Master Services Agreement (MSA) and multiple clinical program updates on its lead Attention Deficit / Hyperactivity Disorder (ADHD) candidate, CTx-1301 (dexmethylphenidate), as well as anxiety asset CTx-2103 (buspirone HCl).

“The third quarter of 2022 marked multiple inflection points for Cingulate, during which we initiated and completed a food effect study to meet the New Drug Application pharmacology requirement for our lead ADHD candidate, CTx-1301, and finalized plans for a Phase 3 adult dose-optimization study that will commence in the coming weeks,” said Shane J. Schaffer, Cingulate Chairman and CEO.

“Our agreement with Societal CDMO secures the manufacturing capacity and operational expertise to support our products at each and every scale as we advance our clinical trial activities toward the commercialization of these next-generation products designed to improve patient outcomes .”

Cingulate Announces Partnership with Societal CDMO

Cingulate announced it has executed an MSA with Societal CDMO, Inc. (NASDAQ: SCTL), a contract development and manufacturing organization (CDMO) dedicated to solving complex formulation and manufacturing challenges in small molecule therapeutic development.

With capabilities spanning pre-Investigational New Drug (IND) development to commercial manufacturing and packaging for a wide range of therapeutic dosage forms, Societal CDMO will manufacture all clinical, registration, and commercial batches of Cingulate’s lead ADHD candidate CTx-1301, an investigational medication for the treatment of ADHD. Societal CDMO will dedicate a specific manufacturing suite within its Gainesville, GA facility and outfit it with proprietary equipment owned by Cingulate.

Clinical Update

●	CTx-1301: Cingulate advanced its clinical program for CTx-1301 on the expedited approval pathway under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act. As part of that effort:

In order to meet the pharmacology requirement for the CTx-1301 New Drug Application (NDA) submission, the Company initiated a food effect study in September 2022 which was completed in October of 2022, with results expected to be available in December 2022.

A Phase 3 adult dose-optimization study to assess the onset and duration of efficacy and safety of CTx-1301 in adults with ADHD will commence in December 2022.

With the newly executed MSA with Societal CDMO, the CTx-1301 Phase 3 fixed-dose pediatric and adolescent safety and efficacy study is expected to commence in mid-2023 after the final two dosage strengths for this study are manufactured. Results from the fixed-dose study are expected in late 2023.

Upon positive clinical results from the Phase 3 trials and food effect study, the Company plans to submit the NDA for CTx-1301 in the first half of 2024 under the Section 505(b)(2) pathway.

●	CTx-2103: Cingulate is constructing a clinical program for CTx-2103 toward an expedited approval pathway under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act. As part of that effort:

Cingulate presented results from the human formulation study of its lead anxiety candidate, CTx-2103 (buspirone), in September 2022 at the annual Psych Congress. Pharmacokinetics were evaluated for this trimodal tablet providing three (3) precisely timed doses of buspirone versus one immediate release dose. In addition, scintigraphic imaging visualized transit of the tablets through the gastrointestinal tract to confirm both the site and onset of release, which will then be correlated with pharmacokinetic data to establish the full release profile of the CTx-2103 formulation.

Based on the dissolution profile seen in the data, the CTx-2103 30 mg tablet achieved the solubility required to deliver a triple release of buspirone. The tablet was also able to deliver the intended doses at three precise time points. These results provide critical information as Cingulate moves forward with designing the clinical program for CTx-2103 in anxiety, the most common mental health concern in the U.S.

●	CTx-1302: A Phase 1/2 bioavailability study in ADHD patients for CTx-1302 (dextroamphetamine), Cingulate’s second asset for the treatment of ADHD, is planned for the first half of 2024. If results from this study are successful, pivotal Phase 3 clinical trials in all patient segments for CTx-1302 will begin in 2024.

Third Quarter 2022 Results

●	Cash Position: As of September 30, 2022, Cingulate had $9.8 million in cash and cash equivalents, as compared to $16.5 million in cash and cash equivalents as of December 31, 2021. Based on the Company’s current operating plan, Cingulate expects its cash and cash equivalents will enable the Company to fund its research and development and general and administrative expenditures through the first quarter of 2023. Cingulate is evaluating alternatives to raise additional capital, including equity and debt financing.

●	Research & Development (R&D) Expenses: R&D expenses were $2.1 million for the three months ended September 30, 2022, compared to $5.8 million for the same period in 2021. R&D expenses were $7.1 million for the nine months ended September 30, 2022, as compared to $7.1 million for the same period in 2021. The Company incurred a one-time non-cash compensation charge to R&D totaling $4.6 million for the modification of profits interest units in the third quarter of 2021. This charge was partially offset by increased development activity in 2022 as compared to 2021 as the Company began conducting a food effect study for CTx-1301 during the third quarter of 2022 as well as study start-up activities for a Phase 3 fixed-dose pediatric and adolescent safety and efficacy study for CTx-1301 during the first nine months of 2022. In addition, manufacturing of the Phase 3 clinical supply for the fixed-dose study began in the first quarter of 2022 with continued activity through the third quarter of 2022. The Company has also incurred costs in 2022 relating to a human formulation study for CTx-2103.

●	General and Administrative (G&A) Expenses: G&A expenses were $1.8 million for the three months ended September 30, 2022, compared to $9.4 million for the same period in 2021. G&A expenses were $5.9 million for the nine months ended September 30, 2022, as compared to $10.9 million for the same period in 2021. These decreases primarily relate to a one-time non-cash compensation charge to G&A totaling $8.1 million for the modification of profits interest units in the third quarter of 2021, partially offset by certain costs which have increased for the Company operating as a public company, including directors’ and officers’ insurance, audit and other professional fees and added personnel.

●	Net Loss: Net loss was $4.0 million for the three months ended September 30, 2022, compared to $15.3 million for the same period in 2021. Net loss was $13.1 million for the nine months ended September 30, 2022, as compared to $18.1 million for the same period in 2021. These decreases in net loss primarily relate to a one-time non-cash compensation charge totaling $12.7 million for the modification of profits interest units in the third quarter of 2021, partially offset by increased development activity as well as the increase in G&A expenses relating to additional costs to operate as a public company in 2022, both described above.

About Cingulate®

Cingulate Inc. is a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of Attention Deficit/Hyperactivity Disorder (ADHD), Cingulate is identifying and evaluating additional therapeutic areas where its PTR technology may be employed to develop future product candidates, such as anxiety disorders.

Cingulate is headquartered in Kansas City, KS. For more information visit Cingulate.com.

About Societal CDMO

Societal CDMO (NASDAQ: SCTL) is a bi-coastal contract development and manufacturing organization (CDMO) with capabilities spanning pre-Investigational New Drug (IND) development to commercial manufacturing and packaging for a wide range of therapeutic dosage forms with a primary focus in the area of small molecules. With an expertise in solving complex manufacturing problems, Societal CDMO is a leading CDMO providing therapeutic development, end-to-end regulatory support, clinical and commercial manufacturing, aseptic fill/finish, lyophilization, packaging and logistics services to the global pharmaceutical market.

In addition to our experience in handling DEA controlled substances and developing and manufacturing modified-release dosage forms, Societal CDMO has the expertise to deliver on our clients’ pharmaceutical development and manufacturing projects, regardless of complexity level. We do all of this in our best-in-class facilities, which total 145,000 square feet, in Gainesville, Georgia and San Diego, California.

Societal CDMO: Bringing Science to Society. For more information about Societal CDMO’s customer solutions, visit societalcdmo.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 28, 2022. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Cingulate Inc.

Consolidated Balance Sheet Data

	September 30,	December 31,
	2022	2021
Cash and cash equivalents	$9,795,570	$16,492,745
Working capital	$5,428,411	$17,705,601
Total assets	$15,376,675	$22,886,257
Total liabilities	$7,010,143	$2,042,715
Accumulated deficit	$(64,803,469)	$(51,732,264)
Total stockholders’ equity	$8,366,532	$20,843,542

Cingulate Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$2,123,114	$5,791,407	$7,063,626	$7,147,513
General and administrative	1,845,248	9,488,082	5,963,067	10,884,759
Operating loss	(3,968,362)	(15,279,489)	(13,026,693)	(18,032,272)

Interest and other income (expense), net	(58,885)	(10,559)	(44,512)	(23,994)
Loss before income taxes	(4,027,247)	(15,290,048)	(13,071,205)	(18,056,266)
Income tax benefit (expense)	-	-	-	-

Net loss	(4,027,247)	(15,290,048)	(13,071,205)	(18,056,266)
Net loss per share of common stock, basic and diluted	$(0.36)	-	$(1.16)	-

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Investor Relations

Thomas Dalton

VP, Investor & Public Relations, Cingulate Inc.

TDalton@cingulate.com

913-942-2301

Matt Kreps

Darrow Associates

mkreps@darrowir.com

214-597-8200

Media Relations

Melyssa Weible

Elixir Health Public Relations

mweible@elixirhealthpr.com

201-723-5805